FOR IMMEDIATE RELEASE

June 24, 2005

NORFOLK SOUTHERN REACHES SETTLEMENTS IN RATE CASES

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) announced today it has entered into a settlement agreement with Duke Energy Corp. and a tentative settlement agreement with Carolina Power & Light Company that resolve the rail transportation rate cases pending before the Surface Transportation Board. The settlements are expected to increase NS' second quarter net income by $24 million, or $0.06 per diluted share.

In 2002, Duke and CP&L each filed rate reasonableness complaints at the STB. In October 2004, the STB found Norfolk Southern's rates to be reasonable in both cases and, at the STB's invitation, Duke and CP&L each initiated proceedings to determine whether phasing constraints should apply. The terms of both settlement agreements are confidential.

Any statements contained in this news release which are not related to historical facts are forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (noted in Norfolk Southern's SEC filings) which could cause actual results to differ.

Norfolk Southern, through its Norfolk Southern Railway Company subsidiary, operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing connections to western rail carriers. Norfolk Southern operates an extensive intermodal network and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)

         (Investors) Leanne Marilley, 757-629-2861 (Leanne.Marilley@nscorp.com)